HELIX FUND I, LLC  Consolidated Financial Statements  December 31, 2019

HELIX FUND I, LLC  Index  Page  Consolidated Balance Sheet  2  Consolidated Statement of Operations  3  Consolidated Statement of Members’ Equity  4  Consolidated Statement of Cash Flows  5  Notes to Consolidated Financial Statements  6  1

Helix Fund I, LLC Consolidated Balance Sheet December 31, 2019 (unaudited)        Assets Current assets Cash$                       70,043 Accounts receivable                         55,146 Unbilled receivable                       165,507 Prepaid expenses                       160,174 Total current assets                       450,870 Property and equipment, net                  29,021,155 Total assets$                29,472,025            Liabilities and Members' Equity Current liabilities Accrued expenses$                       97,700 Deferred revenue 142,519 Total current liabilities                       240,219 Equity      Members' equity                  29,231,806 Total liabilities and members' equity$                29,472,025 See notes to Consolidated Financial Statements. 2

HELIX FUND I, LLC Consolidated Statement of Operations Year ended December 31, 2019 (unaudited) 2019 Revenue from power purchase agreements$             1,768,522 Revenue from production incentives                      3,708 Revenue from the sale of renewable energy certificates                  910,696 Other revenue                         382 Total  revenue               2,683,308 Operating expenses   Depreciation               1,303,262   Professional Fees                    85,004   Operations and maintenance fees                  252,939   Insurance                    96,682   Management fees                    40,156   Miscellaneous expenses                         993   Property and other taxes                    20,994 Total operating expenses               1,800,030 Operating income                  883,278 Net income$                883,278 See notes to Consolidated Financial Statements. 3

HELIX FUND I, LLC Consolidated Statement of Members' Equity Year ended December 31, 2019 (unaudited) 2019 Members' equity  Balance, December 31, 2018         28,704,502   Net income              883,278   Contributions from members           1,963,000   Distributions to members          (2,318,974)  Balance, December 31, 2019$       29,231,806 See notes to Consolidated Financial Statements. 4

HELIX FUND I, LLC Consolidated Statement of Cash Flows Year ended December 31, 2019 (unaudited) 2019 Cash flows from operating activities: Net income $                    883,278 Reconciliation of  net income to net cash provided by operating activities:  Depreciation                    1,303,262 Changes in operating assets and liabilities: Accounts receivable                          (8,225) Unbilled receivable                         49,329 Prepaid expenses                        (79,752) Accounts payable and accrued expenses                        (12,781) Deferred revenue                       142,519 Net cash provided by operating activities                    2,277,630 Cash flows used in investing activities: Purchases of property and equipment                   (1,963,000) Net cash used in investing activities                   (1,963,000) Cash flows from financing activities: Contributions from members                    1,963,000 Distributions to members                   (2,832,441) Net cash provided by (used in) financing activities                      (869,441) Net change in cash                      (554,811) Cash at beginning of period                       624,854 Cash at end of period $                      70,043 See notes to Consolidated Financial Statements. 5

Helix Fund I, LLC Notes to Consolidated Financial Statements December 31, 2019 (Unaudited) Note 1 - Organization and nature of operations Helix Fund I, LLC ("Helix Fund") was formed on December 2, 2016 as a Delaware limited liability company. On December 5, 2016, the Class A Member and HA Helix LLC ("Class B Member") entered into a Limited Liability Company Agreement (the "LLC Agreement") to own one hundred percent (100%) of the Class A Interests and one hundred percent (100%) of the Class B Interests, respectively. On December 5, 2016, the Company, together with Class A Member, Class B Member, SunPower Helix I, LLC ("Seller"), SunPower Capital Services, LLC, and SunPower Corporation, Systems ("Contractor"), entered into a Purchase and Contribution Agreement ("PCA"), to acquire from Seller one hundred percent (100%) of the equity interests of certain limited liability companies (each, a "ProjectCo" and collectively with the Helix Fund, the "Company") that own and operate one or more photovoltaic solar energy generating systems (each, a "System" and collectively, "Systems"). The purchase of the ProjectCos was funded through contributions from the Members. On March 10, 2017, the PCA was amended and restated for the Members' contributions to Helix Fund to fund the acquisition of Helix Project I, LLC, Northstar Macys Nevada, LLC, Northstar Macys East Coast 2016, LLC and Northstar Macys Illinois, LLC and inclusion of closing deliverables and conditions precedent with their respective ProjectCos. On December 20, 2017, the LLC Agreement was amended and restated to admit SunPower Capital Services, LLC ("Class C Member"). The Class C Member was admitted to conduct administrative activities for the Company. No contributions were required as part of the agreement. On April 26, 2018, the PCA was amended and restated for the Members' contributions to Helix Fund to fund the acquisition of Helix Project III, LLC and inclusion of closing deliverables and conditions precedent with Helix Project III, LLC (a "ProjectCo"). On February 15, 2019, the PCA was amended and restated for the Members' contributions to Helix Fund to fund the acquisition of Helix Project IV, LLC and inclusion of closing deliverables and conditions precedent with Helix Project IV, LLC (a "ProjectCo"). As of December 31, 2019, Helix Fund has purchased eight ProjectCos and 20 Systems (see Note 3). Note 2 - Summary of Significant Accounting Policies Basis of accounting The consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (U.S. GAAP). Principles of consolidation The consolidated financial statements include the accounts of Helix Fund I, LLC and its wholly owned subsidiaries, Northstar Macys US West 2016, LLC; Northstar Macys Colorado, LLC; Northstar Macys Nevada, LLC; Northstar Macys East Coast 2016, LLC; Northstar Macys Illinois, LLC; Helix Project I, LLC; Helix Project III, LLC, and Helix Project IV, LLC. All intercompany transactions and balances have been eliminated in consolidation. 6

Helix Fund I, LLC Notes to Consolidated Financial Statements December 31, 2019 (Unaudited) Use of estimates The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Such estimates include, among others, the estimates for future cash flow, fair value, and estimated useful life and salvage value of the systems. Actual results could materially differ from those estimates. Accounts receivable Accounts receivable are recorded at the invoiced amount and do not bear interest. The Company assesses whether an allowance for doubtful accounts is needed for estimated losses inherent in its accounts receivable portfolio. In establishing the required allowance, management considers the aging profile of outstanding receivables, and existing industry and other economic data. There is no allowance for doubtful accounts as of December 31, 2019. Property and equipment Property and equipment are carried at the acquisition price paid by the Company, less accumulated depreciation. Depreciation is accounted for using the straight-line method over the lesser of the Purchase Power Agreement ("PPA") term or the System's useful life, whichever is shorter. The depreciable lives ranged from 16 to 20 years starting on the respective System's commercial operating date. The salvage value is the expected fair value of the System at the end of the depreciation period. The salvage value shall be estimated at twenty percent (20%) of the purchase price, which is the fair market value at acquisition. Repairs and maintenance costs are expensed as incurred. Gains or losses related to retirements or disposition of property and equipment are recognized in the period incurred. Impairment of long-lived assets The Company evaluates its long-lived assets, such as property and equipment with finite lives, for impairment whenever events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. Factors considered important that could result in an impairment review include significant under-performance relative to expected historical or projected future operating results, significant changes in the manner of use of acquired assets, and significant negative industry or economic trends. The impairment evaluation includes a review of the initial model used for acquisition that includes estimated future undiscounted net cash flows expected to be generated by the assets over the useful lives to ensure the future undiscounted net cash flows is sufficient to recover the carrying value of the assets over the remaining estimated useful lives. An impairment loss in the amount by which the carrying value of the assets exceeds the fair value would be recorded if the cash flows are not greater than the carrying value. For the year ended December 31, 2019, the Company did not record any impairment charges because no impairment trigger events occurred. Income taxes The Company has elected to be taxed as a partnership. Accordingly, the taxable income or loss of the Company is reported in the tax returns of the Members and no provision for federal or state income taxes is reflected in the accompanying consolidated financial statements. Tax years since 2016 for federal and state income tax returns are open to examination from the Internal Revenue Service. 7

Helix Fund I, LLC Notes to Consolidated Financial Statements December 31, 2019 (Unaudited) Asset retirement obligations and asset removal agreement The Company's asset retirement obligations (ARO) relate to the Company's contractual obligations to retire the solar facilities under the terms of site lease agreements with the offtaker, or affiliates of the offtakers, of its PPAs. The land and roof leases require that, in addition to retirement of the solar facilities upon lease termination, the leased land or roof be restored to an agreed-upon condition. On December 5, 2016, the Company entered into a System Removal Agreement with the Contractor, an affiliate of the Class C Member, requiring the Contractor to remove and administer the sale of the Systems at the Contractor's expense (asset removal rights). This System Removal Agreement was entered in conjunction with an O&M agreement with the Contractor. The Company recorded the present value of the estimated obligations as they were incurred. Upon initial recognition of the Company's ARO, the carrying amount of the solar facilities was also increased. The asset retirement obligations are accreted to their future value at the expected time of retirement and the capitalized amount to solar facilities is depreciated over the estimated useful life. The Company periodically reviews the estimated ARO related to its contractual obligations to retire the solar facilities from the leased sites upon which the solar facilities were built. No adjustments to the ARO were made during the year ended December 31, 2019. The asset removal rights from the Contractor is computed in the same manner as the ARO and effectively offsets the impacts of the ARO on the related asset removal cost included in the carrying amount of the solar facilities, the related depreciation expense of that asset removal cost, and the ARO accretion expense. The Company has elected to present the ARO net of the equally offsetting asset removal rights from the Contractor in the balance sheet. The following table reflects the changes in the asset retirement obligation: December 31, 2019 Asset retirement obligation, beginning:$ 664,386 Liabilities incurred 25,726 Accretion expense 122,634 Asset retirement obligation, ending:$ 812,746 Revenue recognition Effective January 1, 2019, the Company adopted Accounting Standards Update No. 2014-09— Revenue from Contracts with Customers (Topic 606), as amended ("ASC 606"). In accordance with Accounting Standards Codification, or ASC, 606: Revenue from Contracts with Customers, we recognize revenue according to the following steps: (1) identification of the contract with a customer, (2) identification of the performance obligations in the contract, (3) determination of the transaction price, (4) allocation of the transaction price to the performance obligations in the contract and (5) recognition of revenue when, or as, we satisfy a performance obligation. Our revenue is composed of customer agreements (PPAs) and incentives revenues, which include Renewable Energy Credits ("RECs") and California Solar Initiative (“CSI”) program revenues. 8

Helix Fund I, LLC Notes to Consolidated Financial Statements December 31, 2019 (Unaudited) Following the adoption of ASC 606, the revenue recognition for our principal sales arrangements, including PPAs, RECs and CSI programs, remained materially consistent, as noted below. The Company recognizes revenues from the sale of electricity under PPAs with various entities upon the delivery of power at pre-determined rates specified in each contract. The Company determined the PPAs do not meet the definition of a lease or derivative and are accounted for as executory contracts. As such, revenue on executory contracts is recognized when the underlying physical transaction is completed, assuming the other revenue recognition criteria discussed above are met. See Note 5 for further analysis of the PPAs. The Company recognizes revenue from the sale of REC contracts. The Company has elected an accounting policy to treat REC revenue as a form of output from the Systems. The Company has also elected to treat pre-determined pricing in its contracts as fixed prices. The Company has determined its long-term REC contracts do not meet the criteria to be defined as a lease or classified as a derivative. The Company recognizes revenues from the sale of RECs upon delivery of RECs to the buyer, assuming the other revenue recognition criteria discussed above are met. During the year ended December 31, 2019, the Company received a lump sum buyout in the amount of $205,228 for the remaining 36 months, beginning February 1, 2019, of the 5-year CSI program term. The buyout was calculated based on historical power production for the first 24 months of the program. The buyout has been deferred and is being recognized ratably over the remaining 36-month term. During the year ended December 31, 2019, $62,709 of CSI buyout revenue was recognized and included in revenue from the sale of renewable energy certificates on the accompanying consolidated statements of operations. As of December 31, 2019, $142,519 of the CSI buyout was deferred and included in deferred revenue on the accompanying consolidated balance sheets. Sales tax The Company has elected not to report sales taxes in revenues. The sales taxes are reported as accrued expenses. Leases Rents payable under operating leases are charged to operations on a straight-line basis over the term of the relevant lease. The excess of straight-line rent expense over scheduled rent payments is recorded as deferred rent. For the year ended December 31, 2019 no deferred rent was recorded. Fair value of assets and liabilities The fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The carrying amounts of cash, accounts receivable, unbilled receivable, prepaid expenses, and accrued liabilities approximate their respective fair values as of December 31, 2019. Recent accounting pronouncements In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (ASC606), to replace the existing revenue recognition criteria for contracts with customers and to establish the disclosure requirements for revenue from contracts with customers. Subsequent to the initial ASU, 9

Helix Fund I, LLC Notes to Consolidated Financial Statements December 31, 2019 (Unaudited) the FASB issued various related corrective and clarifying ASUs for the new revenue recognition standard, all of which have been codified in ASC 606. The update, as amended, requires the recognition of revenue related to the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services, as well as additional qualitative and quantitative disclosures about revenues. ASC 606 is effective for private companies for annual periods beginning after December 15, 2018, with early adoption permitted. The Company adopted ASC 606 on January 1, 2019, electing the modified retrospective transition method provided under the new standard. Under the modified retrospective transition method, only contracts with customers open as of the adoption date are evaluated, with any cumulative effect recognized as an adjustment to opening accumulated earnings. The Company has not experienced significant changes to the pattern of revenue recognition for its contracts, the identification of contracts and performance obligations or the measurement of variable consideration as under the Company’s former accounting policy. Accordingly, the adoption of ASC 606 did not have an impact on the accompanying consolidated financial statements. In January 2017, the Financial Accounting Standards Board ("FASB") issued an update to the standards to clarify the definition of a business to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The new guidance is effective for the Company no later than the first quarter of fiscal 2019 and requires a prospective approach to adoption. The Company adopted the update on January 1, 2019. In February 2016, the FASB issued an update to the standards to require lessees to recognize a lease liability and a right-of-use asset for all leases (lease terms of more than 12 months) at the commencement date. The new guidance is effective for the Company no later than the first quarter of fiscal 2020 and requires a modified retrospective approach to adoption. Early adoption is permitted. The Company is evaluating the potential impact of this standard on its consolidated financial statements and disclosures. Note 3 - Asset acquisition On February 15, 2019 and April 25, 2019, Helix Fund acquired 100% of the membership interest of the below ProjectCo from the Seller. The transaction included the acquisition of certain project contract rights, including PPAs and site leases. Pursuant to the PCA, Helix Fund paid an aggregate purchase price of $1,963,000 which was capitalized as part of property and equipment, net in the accompanying consolidated balance sheet. Helix Project IV, LLC$ 1,963,000 Total asset acquisition$ 1,963,000 10

Helix Fund I, LLC

Notes to Consolidated Financial Statements
December 31, 2019
(Unaudited)

Note 4 - Property and equipment, net

Property and equipment, net consisted of the following as of December 31, 2019:

Property and equipment, cost	$	32,510,851
Accumulated depreciation		(3,489,696)
Property and equipment, net	$	29,021,155

Note 5 - Purchase power agreements

The ProjectCos have entered into PPAs with various third-party off-takers.

The terms of the PPAs range from 16 to 20 years starting on the respective System's commercial operation date. Throughout the term of the PPAs, the off-taker agrees to purchase all of the energy delivered by the Systems at rates specified in the PPA.

The PPAs with two of the off-takers permit the off-taker to purchase the System at fair market value on the specified anniversaries of the Commercial Operation Date as defined in the PPA terms. Upon expiration of the initial term, the PPAs permit the off-taker to extend the PPA at the fair market price for electricity generated by solar PV systems, purchase the System at fair market value, or require the ProjectCo to remove the System.

Note 6 - Related party transactions

Purchase and contribution agreement

On February 15, 2019,the Company amended and restated the PCA for the Members' contributions to Helix Fund to fund the acquisition of Helix Project IV, LLC with SunPower Helix I, LLC, an affiliate of the Class C Member. See Note 1.

Management services

On December 5, 2016, Helix Fund entered into a Management Agreement with the Class C Member to provide asset management services to the Company. The Management Agreement was amended on April 26, 2018. The agreement will automatically renew for one-year terms unless written notice is provided. The services provided for each System and ProjectCo shall terminate upon expiration of the respective PPA or the date in which the ProjectCo is ceases to be a subsidiary of Helix Fund. During the year ended 2019, Helix Fund incurred $40,156 of management fees.

Operations and maintenance services

On December 5, 2016, Helix Fund entered into an Operations and Maintenance ("O&M") Agreement with the Contractor, an affiliate of the Class C Member, to provide operation and maintenance services to the ProjectCos. The Company pays an annual fee up to $20,000 per system, which is payable in quarterly installments. The fee shall increase by two and a half percent (2.5%) annually. The term for each System commences on the Substantial Completion Date, as defined in the applicable Engineering, Procurement and Construction Agreement, and last for ten years. During the

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Helix Fund I, LLC Notes to Consolidated Financial Statements December 31, 2019 (Unaudited) year ended 2019, Helix Fund incurred $252,939 of operations and maintenance fees. As of December 31, 2019, $1,233 of operations and maintenance fees were payable. Note 7 - Members' equity Members' contributions As of December 31, 2019, contributions made by the Members are as follows: December 5, 2016$ 10,057,747 December 23, 2016 1,069,611 March 10, 2017 14,602,885 March 30, 2017 2,394,598 April 26, 2018 495,602 October 5, 2018 1,927,408 February 15, 2019 392,600 April 25, 2019 1,570,400 Total capital contributions$ 32,510,851 No further contributions are required from the Members unless all of the Members consent thereto in writing. In no circumstances shall the Class C Member be required or permitted to make any contributions. Profit and losses allocation Profit and losses are allocated using the provisions of the LLC Agreement. Accordingly, all items of Company income, gain, loss and deduction (or items thereof) shall be allocated among the Capital Accounts of the Class A and B Members as follows: (i) Profits and losses generated during the period of time commencing on the Effective Date and ending on December 31, 2024 ("Allocation Period 1") shall be allocated 99% to the Class A Member and 1% to the Class B Member; (ii) Profits and losses generated during the period of time commencing on the day immediately following the last day of Allocation Period 1 and ending on December 31, 2025 ("Allocation Period 2") shall be allocated 84.5% to the Class A Member and 15.5% to the Class B Member; provided that if the Placed In Service Date for a Project occurs during 2017, then the Members may agree to adjust profit and loss allocation percentages during Allocation Period 2, and (iii) Profits and losses generated during the period of time commencing on the day immediately following the last day of Allocation Period 2 ("Allocation Period 3") shall be allocated 5% to the Class A Member and 95% with respect to the Class B Member. Items of Company deduction or loss shall be adjusted upon certain tax events. 12

Helix Fund I, LLC Notes to Consolidated Financial Statements December 31, 2019 (Unaudited) Beginning in 2023, the Class A Member shall be allocated sufficient income (but in no event, shall such allocation exceed 99% of the Company income) to reduce any deficit in such Class A Member's capital account. The Class C Member was admitted to conduct administrative activities for the Company. No contributions were required as part of the agreement. As a result, there was no profit and loss allocation to the Class C Member. Distributions Pursuant to the terms of the LLC Agreement, distributions of net cash flow from operations for each prior calendar quarter shall be made to the Members as follows: (i) Net Cash Flow attributable to the period commencing on the Effective Date and through the end of the PPA term of the ProjectCo shall be distributed to the Members as follows: (A) 98% to the Class B Member and (B) 2% to the Class A Member. (ii) Net Cash Flow attributable to the period commencing on the day after the PPA term of the ProjectCo shall be distributed to the Members as follows: (A) 55% to the Class B Members and (B) 45% to the Class A Members. As of December 31, 2019, distributions to the Class A Member and Class B Member totaled $113,492 and $5,359,038, respectively. As of December 31, 2019, all distributions had been paid. The Class C Member was admitted to conduct administrative activities for the Company. No contributions were required as part of the agreement. As a result, there were no distributions to the Class C Member. Members' equity allocation At December 31, 2019, consolidated members' equity of $29,231,806 was allocated $14,785,483 to the Class A Member, $14,446,323 to the Class B Member, and $0 to the Class C Member. Note 8 - Concentration of credit risk The Company maintains cash with financial institutions. At times, these balances may exceed the federal insurance limits; however, the Company has not experienced any losses with respect to its bank balances in excess of government provided insurance. Management believes that no significant concentration of credit risk exists with respect to these balances for the year ended December 31, 2019. Note 9 - Concentration risks Approximately 47 percent of the Company's total revenue is derived from PPAs for Macy's Corporate Services, Inc., for the year ended December 31, 2019. 13

Helix Fund I, LLC Notes to Consolidated Financial Statements December 31, 2019 (Unaudited) Note 10 - Commitments and contingencies Site agreements The ProjectCos have entered into site agreements with the offtaker or affiliate of the offtaker of the property upon which the Systems are located. The site leases commence on the Effective Date of the site agreements and extend for 20 years or until the PPA expires. The base rent due to the landlord is de minimis. Environmental contingencies The Company reviews its obligations as they relate to compliance with environmental laws, including site restoration and remediation. During the year ended December 31, 2019, there were no known environmental contingencies that required the Company to recognize a liability. Legal proceedings In the normal course of business, the Company may be notified of possible claims or assessments. The Company will record a provision for these claims when it is both probable that a liability has been incurred and the amount of the loss, or a range of the potential loss, can be reasonably estimated. These provisions are reviewed regularly and adjusted to reflect the impacts of negotiations, settlements, rulings, advice of legal counsel, and other information or events pertaining to a particular case. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's consolidated financial position, results of operations, or liquidity. Note 11 - Subsequent events Events that occur after the balance sheet date but before the financial statements were available to be issued must be evaluated for recognition or disclosure. The effects of subsequent events that provide evidence about conditions that existed at the balance sheet date are recognized in the accompanying financial statements. Subsequent events which provide evidence about conditions that existed after the balance sheet date, require disclosure in the accompanying notes. Management evaluated the activity of the Company through March 27, 2020 (the date the financial statements were available to be issued) and concluded that no subsequent events have occurred that would require recognition in the financial statements or disclosure in the notes to the financial statements. 14